Exhibit 99.1

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM

Chase Improves Collections Processes Across Businesses

NEW YORK – September 19, 2013 – Chase today entered into a consent order with the Office of the Comptroller of the Currency (OCC) regarding sworn documents, collections litigation and Servicemembers’ Civil Relief Act (SCRA) processes from several years ago.

The consent order covers collections litigation from several years ago for a small percentage of credit card, student loan, auto loan, business banking and commercial banking customers who defaulted on their loan or contract. The issues were discovered by Chase in internal reviews that began in 2010.

“We have taken extensive steps over the past two years to remediate the issues that affected customers and redesign our practices,” said Bill Wallace, head of Operations for Consumer & Community Banking. “Although these issues affected less than 1% of Chase customers, any mistake is regrettable and does not reflect the high standards we set for ourselves and our commitment to providing all customers an outstanding experience. We are committed to fixing this and getting it right.”

To address these issues, Chase began taking action in 2011:

•	Stopped filing credit card collections litigation in 2Q 2011 and have not restarted.

•	Dismissed the impacted lawsuits.

•	Enhanced controls around the Servicemembers’ Civil Relief Act (SCRA) across the firm.

About Chase

Chase is the U.S. consumer and commercial banking business of JPMorgan Chase & Co. (NYSE: JPM), a leading global financial services firm with assets of $2.4 trillion and operations in more than 60 countries. Chase serves more than 52 million households and small businesses through more than 5,600 bank branches, 18,700 ATMs, credit cards, mortgage offices, and online and mobile banking as well as through relationships with auto dealerships. More information about Chase is available at www.chase.com.

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Media contact: Paul Hartwick, Chase Card Services, (302) 282-3961, paul.hartwick@chase.com